UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2019

ADT Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of Incorporation)

001-38352
(Commission File Number)

47-4116383
(I.R.S. Employer Identification No.)

1501 Yamato Road Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 322-7235
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01          Regulation FD Disclosure.

Credit Agreement

On February 15, 2019 (the “Closing Date”), Prime Security Services Borrower, LLC (the “Borrower”), a Delaware limited liability company and wholly owned indirect subsidiary of ADT Inc. (“ADT”), entered into a new Revolving Credit Agreement (the “Credit Agreement”) by and among the Borrower, as borrower, Prime Security Services Holdings, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of ADT (“Holdings”), the lenders from time to time party thereto and Mizuho Bank, Ltd., as administrative agent (the “Administrative Agent”).  The Credit Agreement provides the Company with up to $50 million of borrowing capacity. The commitments under the Credit Agreement will terminate on March 16, 2023, subject to the repayment, extension or refinancing with longer maturity debt of certain of the Borrower’s other indebtedness.

Borrowings under the Credit Agreement are available for general corporate purposes, which may include the refinancing, redemption or repurchase of outstanding indebtedness. The loans under the Credit Agreement are secured by first-priority security interests in substantially all of the domestic assets of the Borrower, subject to certain permitted liens and exceptions. Borrowings under the Credit Agreement will bear interest at a rate equal to, at the Borrower’s option, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate published by The Wall Street Journal and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case, plus an applicable margin of 2.75% for LIBOR loans and 1.75% for base rate loans.  The applicable margin for borrowings under the Credit Agreement is subject to one step-down based on a specified net first lien leverage ratio.  In addition, the Credit Agreement requires the Borrower to pay a commitment fee between 0.375% and 0.50% (determined based on a net first lien leverage ratio) in respect of the unused commitments under the Credit Agreement.

The Credit Agreement contains certain covenants and restrictions that limit the Borrower’s and its subsidiaries’ ability to, among other things, incur additional debt or issue certain preferred equity interests; create liens on certain assets; make certain loans or investments (including acquisitions); pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; sell assets; enter into certain transactions with their affiliates; enter into sale-leaseback transactions; restrict dividends from their subsidiaries or restrict liens; change their fiscal year; and modify the terms of certain debt or organizational agreements.

The Borrower is also subject to a springing financial maintenance covenant under the Credit Agreement, which requires the Borrower to not exceed a specified leverage ratio at the end of each fiscal quarter. The covenant is tested if both the outstanding loans and letters of credit under the Credit Agreement, subject to certain exceptions, exceed 30% of the total commitments under the Credit Agreement at the testing date (i.e., the last day of any fiscal quarter) and the springing financial maintenance covenant is required to be tested under the Borrower’s existing first lien credit agreement.

If the Company fails to perform its obligations under these and other covenants, the revolving loan commitments under the Credit Agreement could be terminated and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Credit Agreement.

The information in this Item 7.01 is furnished solely pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933, as amended, if such subsequent filing specifically references this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 15, 2019	ADT Inc.

	By:	/s/ David Smail
David Smail
Executive Vice President and Chief Legal Officer